UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2014

ANYTHINGIT, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-54540	22-3767312
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

17-09 Zink Place, Unit 1 Fair Lawn, NJ	07410
(Address of principal executive offices)	(Zip Code)

(877) 766-3050
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

Convertible Note to Vista Capital Investments, LLC

On October 10, 2014, AnythingIT, Inc. (“we,” “us,” “our,” or “Company”) issued a convertible promissory note (the “Note”) to Vista Capital, LLC (“Vista”), in the original principal amount of $250,000.00.  There is an original issue discount of $25,000.00 on the Note, which is to be prorated based on the amount of consideration that is actually funded by Vista (the “Original Issue Discount”).  We agreed to an initial funding of $30,000.00 (the “Initial Consideration”), which was paid to us in cash by Vista on October 15, 2014.  Vista, in their sole discretion, may pay additional consideration to us under the Note (each a “Principal Payment”), up to an additional $195,000.00, for a grand total of $225,000.00 in funding.  However, we are only required to repay the total principal amount actually funded by Vista plus an approximate 9% premium which correlates to the Original Issue Discount, as well as a one-time interest charge of 12%.

All outstanding principal and accrued interest under the Note is due and payable on the rolling basis maturity date(s), which is calculated as one year from the date that we received the Initial Consideration and each respective Principal Payment made by Vista (each a “Maturity Date”).  Vista has the option to extend each Maturity Date, so long as an Event of Default (as described below), or an event that will become an Event of Default over time, has not occurred and is not occurring on that specific Maturity Date.  Any amount of principal or interest that is due under the Note (each an “Outstanding Amount”), which is not paid by the respective Maturity Date, will immediately increase to 120% of that Outstanding Amount.  We may prepay the total outstanding amount due under the Note at any time during the 90 day period after the Issuance Date, at a 150% premium, so long as we give Vista notice 10 business days beforehand.

The Note is convertible by Vista into shares of our common stock (“Common Stock”) at any time on or after the Issuance Date.  The conversion price for each share is the lower of (i) $0.01 or (ii) 60% multiplied by the lowest trade occurring for the Common Stock during the 25 trading days prior to the relevant notice of conversion (“Conversion Price”).  In the event that we lose our “DTC Eligible” status, or the Conversion Price becomes less than $0.01, the principal amount due under the Note will increase by $10,000.00 and the Conversion Price will change to the lower of (i) $0.005 or (ii) 50% multiplied by the lowest trade occurring for the Common Stock during the 25 trading days prior to the relevant notice of conversion.  We agreed that the Conversion Price will have a floor of $0.0004 per share, and accordingly, it will not go lower than that price.  Vista does not have the right to convert the Note into Common Stock if such conversion would result in Vista’s beneficial ownership exceeding 9.99% of our outstanding Common Stock at that time.

All amounts due under the Note will immediately increase by 120% upon the occurrence of an event of default, including but not limited to: (i) our failure to pay any amount due under the Note, (ii) the filing of a bankruptcy petition by us or against us (subject to a 61 day cure period), (iii) our Common Stock being suspended or delisted for trading on the Over the Counter Bulletin Board market, (iv) our loss of “DWAC/FAST” electronic transfer, (v) our loss of our “DTC Eligible” status, or (vi) our failure to remain current in our reporting obligations under the Securities Exchange Act of 1934 (each an “Event of Default”).

During the time that the Note is outstanding, we have agreed to reserve the total number of Common Stock that would be issuable if the entire Note was converted at that time, with a minimum reservation amount of 100,000,000 shares of Common Stock.  The Note also provides Vista with piggyback registration rights, which extends to all of the Common Stock that is issued under the Note.

Section 4 of the Note was amended on October 17, 2014, to encompass only 3(a)(10) transactions (the “Amended Note”).  Pursuant to the amended Section 4, we have agreed not to enter into any Section 3(a)(10) transactions during the time that the Note is outstanding.  In the event that we do enter into any 3(a)(10) transaction during this period, Vista will be entitled to liquidated damages for the greater of (i) 25% of the outstanding principal balance of the Note or (ii) $25,000.00.  The Note also contains additional covenants, representations, and warranties that are customary of convertible promissory notes.

We claim an exemption from the registration requirements of the Securities Act, for the private placement of these securities pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, Vista is an accredited investor, Vista acquired the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

The foregoing descriptions of the Original Note and Note are qualified in their entirety by reference to such Original Note and Note, which are filed hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 2.03.                      Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of aRegistrant.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 3.02.                      Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 9.01.                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description of Exhibit
4.1	Convertible Promissory Note between AnythingIT, Inc. and Vista Capital Investments, LLC dated October 10, 2014.
4.2	Amended Convertible Promissory Note between AnythingIT, Inc. and Vista Capital Investments, LLC dated October 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANYTHINGIT, INC.
Date: October 17, 2014	By: /s/ David Bernstein
David Bernstein, Chief Executive Officer